Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2016-3 & 2016-4 INVESTOR ROADSHOW July 2016

FREE WRITING PROSPECTUS Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629 F-1

AGENDA Slide Floorplan Floorplan Floorplan Transaction Master Trust Servicing and Risk F-3 F-7 F-15 F-25 FA-1 Management Our Focus Appendix F-2

FLOORPLAN TRANSACTION F-3

FLOORPLAN TRANSACTION TRANSACTION PARTICIPANTS AND POTENTIAL TIMING Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Barclays Goldman Sachs J.P. Morgan Société Générale CIBC Capital Markets Lloyds Securities The Bank of New York Mellon Co-Lead Managers Expected Key Dates Item Indenture Trustee Thursday, July 14 Pre-Marketing Owner Trustee U.S. Bank Trust, N.A. Monday, July 18 Announce Transaction Backup Servicer Wells Fargo Bank, N.A. Tuesday, July 19 Price Transaction Tuesday, July 26 Settlement Date Asset Representations Reviewer Clayton Fixed Income Services LLC F-4 July 2016 SMTWTFS 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31

FLOORPLAN TRANSACTION

TRANSACTION STRUCTURE – SERIES 2016-3

Go Further

- **Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread:**

Capital Structure	Series 2016-3 Allocation*	Expected Ratings S&P	Expected Ratings Moody's
Class A-1 (Fixed) Class A-2 (Float)	76.50%	AAA	Aaa
Class B notes (Fixed)	3.50%	AA+	Aa1
Class C notes (Fixed)**	5.00%	NR	NR
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.00%		
Total	100.00%		
Cash Reserve	0.88%		
Total Class A Enhancement	24.38%		

Class A1 and A2 Notes Size	$600 million (subject to change)
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	July 15, 2019
Legal Final	July 15, 2021
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached ***

* As a percent of the required pool balance allocated to the series
** The Class C and Class D notes are not being offered
*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

F-5

FLOORPLAN TRANSACTION

TRANSACTION STRUCTURE – SERIES 2016-4

Go Further

- **Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread:**

Capital Structure	Series 2016-4 Allocation*	Expected Ratings S&P	Expected Ratings Moody's
Class A (Float)	76.50%	AAA	Aaa
Class B notes (Fixed)	3.50%	AA+	Aa1
Class C notes (Fixed)**	5.00%	NR	NR
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.00%		
Total	100.00%		
Cash Reserve	0.88%		
Total Class A Enhancement	24.38%		

Class A Notes Size	$150 million (subject to change)
Payment Type	Fixed / Float
Benchmark	EDSF / 1M Libor
Expected Final	July 15, 2018
Legal Final	July 15, 2020
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached ***

* As a percent of the required pool balance allocated to the series
** The Class C and Class D notes are not being offered
*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

F-6

FLOORPLAN MASTER TRUST F-7

FLOORPLAN SECURITIZATION FLOORPLAN OVERVIEW  Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Over the past five years, Ford Credit financed approximately 76% to 80% of all Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing:  – Continuous dealer monitoring of: Financial health Payment performance Vehicle collateral status Intensification of risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship – – –  Ford Credit regularly audits dealer inventory and sales records by VIN to verify each receivable is paid following the sale of the financed vehicle F-8

FLOORPLAN SECURITIZATION TRUST OVERVIEW  Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 35 series The Trust offers floorplan asset-backed securities though various channels:  – – – Public transactions Rule 144A transactions Other private transactions F-9

FLOORPLAN SECURITIZATION

PERFORMANCE OVERVIEW

Go Further

Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance



Losses
Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009
(0.021)%
(0.025)%
(0.008)%
(0.008)%
(0.004)%
(0.032)%
(0.006)%
Recoveries
2011
2012
2013
2014
2015
Q1 2015
Q1 2016

Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance



Losses
No Trust losses realized since inception because depositors elected to accept reassignment of receivables from "status" accounts
0.000%
0.000%
0.000%
0.000%
0.000%
0.000%
0.000%
Recoveries
2011
2012
2013
2014
2015
Q1 2015
Q1 2016

Trust Pool Three-Month Average of Monthly Principal Payment Rate*



Lowest Three-Month Average Monthly Principal Payment Rate since January 2004 was 29.9% in February 2005
Memo: Days Supply**
Payment Rate
65%
55%
45%
35%
25%
15%
Payment rate triggers
80
120
143
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16

Trust Pool Dealer Risk Ratings



Percent of Principal Balance
100%
80%
60%
40%
20%
0%
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Mar-16
Other
Group IV (Poor)
Group III
Group II
Group I (Strong)

* The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months

** As of March 31, 2016; estimated days supply derived from payment rate

F-10

FLOORPLAN SECURITIZATION HISTORICAL BALANCE Historical Trust Balance vs. Required Pool Balance ($Bils) Floorplan Trust Balance (excluding EFA) Required Pool Balance Cash funding required as a result of low Trust balance* $21.4 $14.6 $12.3 $10.8 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 Dec-12 Jun-13 Dec-13 Jun-14 Dec-14 Jun-15 Dec-15 Note: As of March 31, 2016 the Trust balance was $21.4 billion * Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) F-11

FLOORPLAN SECURITIZATION STRUCTURE OVERVIEW % of  Credit enhancement in Ford Credit’s floorplan securitization program includes: ble – – – – Subordination of junior notes Required subordinated amount Cash reserve (1% of notes) Excess spread  Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limit Concentration Limit Incremental Subordination * ($Mils.) - Ineligible receivables - Dealer concentration (5% for AutoNation) - Used vehicle concentration - Fleet concentration - Medium/Heavy truck concentration - Manufacturer concentration (2% or 6% for lower rated manufacturers) N/A 2% 20% 4% 2% 10% $ 26.8 0.0 0.0 0.0 0.0 193.3 Total Class A Enhancement ~24.4% Total: $ 220.1 * As of March 31, 2016 F-12 Class A Notes ("AAA") Receiva Balance 76.5% 3.5% 5.0% 3.0% 12.0% Class B Notes ("AA") Class C Notes (“Not Rated") Class D Notes (“Not Rated") Subordinated Interest Amount Reserve Account 0.9% Excess Spread (per annum)

FLOORPLAN SECURITIZATION KEY SERIES TRIGGERS Amortization Triggers  Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company    Enhancement Step-Up Trigger  Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25% F-13

FLOORPLAN SECURITIZATION OUTSTANDING SERIES* 2014-4, 2015-1, 2015-2,  Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity – Capacity $4.0 billion Trust Balance ($Bils) - - - Total Funding: Total Assets Unfunded Assets $ 11.5 21.0 9.5 * As of June 30, 2016 ** 24.27% for 144A Series (2013-2, 2014-3, 2015-3, 2016-2) F-14 Series Private Variable Funding Notes Public Term Series 2006-1, 2012-3, 2014-5 2012-2, 2012-5, 2013-2, 2013-4, 2013-5, 2014-1, 2014-2, 2014-3, 2015-3, 2015-4, 2015-5, 2016-1, 2016-2 Amount Outstanding ($Bils.)$0.3 $11.1 Senior Hard Enhancement AAA Notes25.75% 24.38%** Maturity RangesNovember 2016 – April 2018 September 2016 – March 2023

SERVICING AND RISK MANAGEMENT F-15

FLOORPLAN SERVICING AND RISK MANAGEMENT TYPICAL DEALER STRUCTURE Personal guarantees from many  Dealer Structure – Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations Many dealers use a holding company structure similar to the one shown here dealers Assets • Stocks, bonds, cash • Non-dealer real estate • Other assets, for example, boat, plane, jewelry and furniture –  Collateral – The financed vehicles are the primary collateral for dealer floorplan loans For many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer adjusted net worth and real estate equity Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans F-16 Assets • Unfloored used inventory • Furniture, fixtures, parts, accessories and equipment • Dealer net worth – Assets • Land • Buildings – Primary Collateral Financed new and used vehicles Real Estate Holding Company Secondary Collateral Dealer (Borrower) Secondary Collateral Dealer Principal Secondary Collateral Holding Company

FLOORPLAN SERVICING AND RISK MANAGEMENT UNDERWRITING AND CREDIT REVIEW PROCESS  A dealer seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer’s:  – – – – – Business, legal and operations structure including number of manufacturer franchises Credit information Financial statements or tax returns Bank references Types of vehicles included in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet  Ford Credit evaluates the dealer’s marketing capabilities, financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the same process utilized to evaluate new dealer account originations  F-17

FLOORPLAN SERVICING AND RISK MANAGEMENT DEALER RISK RATING ASSESSMENT  Ford Credit uses a proprietary originations scoring model to evaluate new dealer account originations, perform ongoing credit reviews of dealers and assign risk ratings to dealers Dealer risk ratings are categorized into groups:  Group I II III IV Other Description Strong to superior financial metrics Fair to favorable financial metrics Marginal to weak financial metrics Poor financial metrics, may be uncollectible Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer  Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in December 2015. That update included beginning to take dealer guarantees into account when assigning a dealer a risk rating Originations scoring model is validated regularly to ensure the integrity and performance of the model and is updated if necessary F-18

FLOORPLAN SERVICING AND RISK MANAGEMENT DEALER BEHAVIORAL ASSESSMENT  Ford Credit uses a proprietary behavioral scoring model, Monthly Accounts Review (MAR), to assess each dealer monthly – MAR rating directs the intensity and frequency of Ford Credit’s dealer monitoring and controls  Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s near-term ability to meet its financial obligations – MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization  MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate MAR is validated regularly to ensure integrity and performance of the model and is updated if necessary  F-19

FLOORPLAN SERVICING AND RISK MANAGEMENT
DEALER MONITORING STRATEGY


Dealers
Monitor
Monthly Accounts Review (MAR)
No Further Action
Dashboard
Watch Report
ICU
Status
Liquidation
MAR
Directed
Action
Plans

Monitor

- Payoffs
- Aged Inventory
- Overline Report
- Financial Statements
- Risk Rating
- Credit File Review
- Dashboard Trend Report

Monthly Accounts Review

- Assess dealer risk and determine action plans

Dashboard – Medium to Low Risk

- Trigger based action plans

Watch Report – Medium to High Risk

- Formal review of action plans and results presented to senior management (plans may include more frequent physical audits)

Intensive Care Unit (ICU) – High Risk

- More experienced risk team
- Increased intensity surrounding action plans and timelines

Status

- On-site control
- Focus on asset protection

Liquidation

- Focus on loss mitigation

F-20

FLOORPLAN SERVICING AND RISK MANAGEMENT INVENTORY AUDITS A dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits:  Ford Credit engages a vendor to perform on-site vehicle inventory audits – – Size of an audit team varies based on dealer locations and complexity All dealer locations are typically audited same day   Dealer generally does not receive advance notice of an audit Strict restrictions on how often the same auditor may lead a dealer’s audit Ford Credit reconciles each audit daily Immediate payment is required for any sold vehicle Ford Credit follows a robust quality assurance process to monitor the vendor’s performance F-21

FLOORPLAN SERVICING AND RISK MANAGEMENT FORD CREDIT ACTIONS  If Ford Credit discovers any issues when monitoring a dealer, it may: – Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit Review curtailment options and advance rates Suspend credit lines Verify cash balances and organizational structure Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) Meet with owners/guarantors Increase risk rating to trigger more extensive monitoring Discuss with the Ford or Lincoln sales division to ensure an aligned approach – – – – – – – F-22

FLOORPLAN SERVICING AND RISK MANAGEMENT STATUS DEALER PROCEDURES  A dealer status is declared when: – Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest Dealer bankruptcy Other circumstances that warrant immediate action – – –  Once a status is declared Ford Credit may then: – – – – – – – Suspend credit lines Maintain Ford Credit personnel on site Collect titles and keys Secure dealer inventory Issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate  If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: – – Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors  Should liquidation be necessary, inventory is disposed through the following channels: – – – Transfer of vehicles to other dealers Repurchase by manufacturer and redistribution to other dealers Sale of vehicles at auction F-23

FLOORPLAN SERVICING AND RISK MANAGEMENT CAPTIVE FINANCE COMPANY BENEFITS  Integrated systems enable real time controls: Ford Ford Credit 2. Information on sold vehicles reported to Ford Credit and matched to floorplan receivables 1. 3. Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives Dealer pays off floorplan receivables  Other captive finance company benefits: – – – – – Access to monthly dealer financial statements allows monitoring of dealer financial strength Aligned sales, production and inventory objectives between Ford and Ford Credit Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets F-24 Dealer North American Vehicle Information System Dealer Floorplan Receivables System

OUR FOCUS  One Ford Acceleration  Product Excellence Delivered with Passion  Innovation In Every Part Business of Our F-25

TOTAL COMPANY FINANCIAL HEADLINES Total Company Pre-Tax Results* Total Company Revenue Global Market Share Automotive Operating Margin* Automotive Operating-Related Cash Flow* $3.8B $37.7B 7.1% 9.8% $2.7B 1Q 2016 B/(W) 1Q 2015 $2.1B $3.8B 0.2 ppts 5 ppts $2.2B * Excludes special items; see Appendix for detail, reconciliation to GAAP, and definitions F-26 All-Time Record Quarter; Strong Performance Across The Business

TOTAL COMPANY

PROGRESS THIS QUARTER

GROWTH

- Grew top line – volume, revenue and global market share
- Announced new Fusion; launched all-new Focus RS; announced plans for four all-new SUVs; introduced all-new Lincoln Continental
- Announced Ford Smart Mobility initiatives including FordPass and FSM LLC

RETURNS

- Record Company pre-tax profit and 1Q Auto operating-related cash flow
- More than doubled net income, operating EPS and Auto operating margin
- Announced investment to assemble EcoSport in Craiova, Romania
- Began implementation of exit plans for Japan and Indonesia

RISK

- Operations outside NA profitable in total and improved YOY
- Upgraded by Moody's, S&P and DBRS

REWARDS

- Distributed $1.7B to shareholders
- Distributions included supplemental dividend of $1B

F-27

TOTAL COMPANY 1Q 2016 PRE-TAX RESULTS* (MILS) All-time record quarterly Company profit All-time record quarterly North America profit Best quarterly profit in Europe since 2008 Auto operations outside of NA profitable in total Strong Financial Services profit North America South America Middle East & Africa Asia Pacific Other Automotive Financial Services Total Europe B / (W) 1Q 2015 $2,058 $1,511 $(67) $476 $(93) $115 $86 $30 F-28 * Excludes special items; see Appendix for detail, reconciliation to GAAP, and definitions $3,837 $3,080 $434$220$499 $(256)$(14)$(126)

AUTOMOTIVE SECTOR 1Q 2016 KEY METRICS* All metrics strong and improved Top line up YOY Global market share increased driven by NA, Europe and AP Global SAAR up 3% Operating margin and Auto profit more than doubled Wholesales (000) Revenue (Bils) Market Share (Pct) Operating Margin (Pct) Pre-Tax Results (Mils) $3,338 $35.2 9.8% 1,720 7.1% 6.9% $31.8 1,568 4.8% $1,310 10% 11% 0.2 ppts 5.0 ppts 155% 2015 2016 2015 2016 2015 2016 2015 2016 2015 2016 F-29 * Excludes special items; see Appendix for detail, reconciliation to GAAP, and definitions

TOTAL COMPANY CREDIT RATINGS S&P Moody's Fitch DBRS Issuer Ratings Ford Motor Ford Credit FCE Bank plc Long-Term Senior Unsecured BBB BBB BBB N/A N/A N/A BBB BBB BBB BBB BBB NR Ford Motor Ford Credit FCE Bank plc Short-Term Unsecured BBB BBB BBB Baa2 Baa2 Baa2 BBB BBB BBB BBB BBB NR Ford Credit Outlook A-2 Stable P-2 Stable F2 Stable R-2M Stable Note: Changes since year-end 2015 are shown in blue F-30

• ·: ) CING RETAILFINAN INVENTORY FINANCING IT'S JUST WHAT WE DO. FORD CREDIT I

•• FORD CREDIT INTEGRATION CREATES STRATEGIC ADVANTAGE Go Further • Automotive specialist with vested interest in Ford dealer success Training and consulting Consistent market presence UA• I FORD CREDIT Fast, flexible,quality service Fullarray of products Incrementalvehicle sales (Breadth of business and customer relationship management) More products, faster )l • Dealers • -==-· • • share ions F-32 • Higher loyalty and • Profits and distribut • Higher customer satisfaction • Trusted brand • Access to dealer channel

FORD CREDIT A STRATEGIC ASSET Consistently profitable business driven by:    Integrated marketing strategy with Ford World-class operating costs Strong risk management – well-performing portfolio Pre-tax Results $4.9 Distributions $3.7 $3.1 $2.9 $2.5 $2.5 $2.4 $2.2 $2.1 $2.1 $2.0 $2.0 $2.0 $1.9 $1.8 $1.8 $1.8 $1.7 $1.2 $(2.6) 20082009 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2010 2011 2012 2013 2014 2015 F-33 Over The Last 20 Years, Ford Credit Generated $42 Billion In Pre-Tax Profits And $27 Billion In Distributions

FORD CREDIT 1Q 2016 KEY METRICS U.S. Retail and Lease Contract Volume (000) Managed Receivables* (Bils) Average Placement FICO Over-60-Day Loss-to-Receivables Pre-Tax Results (Mils) Delinquencies (Pct) (LTR) (Pct) Strong quarterly profit Receivables growth in line with our guidance Portfolio performance remains robust; higher LTR reflects higher severities Consistent originations, servicing and collections 739 732 $132 482 480 $483 $514 $113 0.44% 0.33% 0.13%0.14% --% 17% 6% 7 pts 1 bps 11 bps 2015 2016 2015 2016 2015 2016 2015 2016 2015 2016 2015 2016 1Q 2015 2016 Debt (Bils) Managed Leverage* (to 1) $109 8.8 $127 9.4 F-34 * See Appendix for reconciliation to GAAP

FORD CREDIT NORTH AMERICA FINANCING SHARES PLACEMENT VOLUME AND CONTRACT First Quarter 2015 2016 Financing Shares (excl. Fleet) Retail installment and lease share of Ford retail sales United States Canada Wholesale share 63 68% 57 73 % United States Canada 76 62% 75 61 % Contract Placement Volume --New and used retail / lease (000) United States Canada Total North America Segment 295 28 266 36 323 302 F-35

FORD CREDIT U.S. RETAIL AND LEASE FICO and Higher Risk Mix ORIGINATION METRICS Retail Contract Terms 1Q15 2Q15 3Q15 4Q15 1Q16 1Q15 2Q15 3Q15 4Q15 1Q16 F-36 Retail and Lease Average Placement FICO Higher Risk Portfolio Mix 739740741741732 6%6%6%6%6% Average Retail Term Retail >73 Months Mix 67 mo. 63 mo.64 mo.63 mo.64 mo. 3%4%3%4%3%

FORD CREDIT

U.S. RETAIL AND LEASE CREDIT LOSS DRIVERS

Over-60-Day Delinquencies*



0.13%
0.10%
0.13%
0.13%
0.14%
1Q15
2Q15
3Q15
4Q15
1Q16

Repossessions (000)



Repo. Ratio
1.00%
0.89%
1.01%
1.00%
1.04%
7
6
7
8
8
1Q15
2Q15
3Q15
4Q15
1Q16

Severity



$8,300
$8,600
$9,000
$9,600
$9,800
1Q15
2Q15
3Q15
4Q15
1Q16

Charge-Offs (Mils) and LTR (%)



LTR
0.33%
0.22%
0.34%
0.43%
0.44%
$47
$33
$54
$72
$74
1Q15
2Q15
3Q15
4Q15
1Q16

* Excluding bankruptcies

F-37

FORD CREDIT WORLDWIDE CREDIT LOSS METRICS Charge-Offs (Mils) and Loss-to-Receivables (LTR) Ratio (%) 0.29% 0.17% 1Q15 2Q15 3Q15 4Q15 1Q16 Credit Loss Reserve (Mils) and Reserve as a Pct. of EOP Managed Receivables 0.35% 0.33% 0.33% 0.32% 0.31% 1Q15 2Q15 3Q15 4Q15 1Q16 F-38 Reserve as % of EOP Rec. $355$380$403$422$463 LTR 0.22%0.24%0.27% $62$50$73$86$92

FORD CREDIT FUNDING STRUCTURE – MANAGED RECEIVABLES $132 $134-139 ~$3 ~$6 $127 $2 $6 $2 $6 (Bils) $113 $2 $6 Commercial Paper Ford Interest Advantage $50 $50-53 $50 $43 Term Asset-Backed Securities* $66-68 $69 $62 $55 Term Debt (incl Bank Borrowings) $7-8 ~$13 Other Equity Cash** $8 $12 $6 $12 $5 $11 $9 Year-End 2014 38% $11 Year-End 2015 39% $11-12 Year-End 2016 Fcst. 36-39% $15 1Q 2016 38% Securitized Funding as Pct. of Managed Receivables * Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements ** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities) F-39

FORD CREDIT PUBLIC TERM FUNDING 2014 Actual PLAN 2015 Actual 2016 Through June 30 (Bils) Forecast Strong start to our public term funding plan YTD issuance evenly weighted Remain diversified across platforms and markets Unsecured - Ford Motor Credit - Ford Credit Canada - FCE Bank - Rest of World* Total Unsecured** $ 8 2 3 0 $ 11 1 4 0 $ 9 - 12 1 - 2 3 - 4 1 $ 8 1 3 - $ 13 $ 17 $ 14 - 19 $ 13 Securitizations*** 15 13 12 - 15 8 Total Public $ 28 $ 30 $ 26 - 34 $ 21 * Includes issuance from Ford Automotive Finance (China), Ford Credit Mexico, Banco Ford (Brazil) and Ford Credit India ** Numbers may not sum due to rounding *** Includes public securitization transactions and Rule 144A offerings sponsored by Ford Motor Credit, Ford Credit Canada, FCE Bank and Ford Automotive Finance (China) F-40

FORD CREDIT BALANCE SHEET METRICS Managed Leverage (To 1)* Liquidity Available For Use (Bils) 1Q15 4Q15 1Q16 Target 1Q15 4Q15 1Q16 Target * See Appendix for reconciliation to GAAP F-41 $35 $28 $24 $25+ 9.59.4 8.8 8 - 9

FURTHER INFORMATION Ford Investor Relations Contact: Fixed Income Investors: Stephen Dahle (U.S.-based) 313-621-0881 fixedinc@ford.com Information on Ford: • • • • • www.shareholder.ford.com 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford University Information on Ford Motor Credit Company: • • • • • www.fordcredit.com/investor-center 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford Credit University F-42

RISK FACTORS Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:  Decline in industry sales volume, particularly in the United States, Europe, or China due to financial crisis, recession, geopolitical events, or other factors; Decline in Ford's market share or failure to achieve growth; Lower-than-anticipated market acceptance of Ford's new or existing products or services; Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in t he United States; An increase in or continued volatility of fuel prices, or reduced availability of fuel; Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; Adverse effects resulting from economic, geopolitical, or other events; Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions; Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); Single-source supply of components or materials; Labor or other constraints on Ford's ability to maintain competitive cost structure; Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition; Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); Restriction on use of tax attributes from tax law "ownership change”; The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and / or sales restrictions; Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts); Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments; Inherent limitations of internal controls impacting financial statements and safeguarding of assets; Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and New or increased credit regulations, consumer or data protection regulations, or other regulations resulting in higher costs and / or additional financing restrictions. We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. F-43

APPENDIX F-44

FLOORPLAN APPENDIX

FLOORPLAN PORTFOLIO PERFORMANCE

Go Further

		Three Months ended March 31,		Year ended December 31,				
		2016	2015	2015	2014	2013	2012	2011
		(Dollars in Millions)						
Ford Credit Portfolio	Average principal balance [1]	$ 22,975	$ 18,718	$ 19,261	$ 19,072	$ 17,177	$ 13,847	$ 12,199
	Net losses (recoveries) [2]	$ (0.3)	$ (1.5)	$ (0.7)	$ (1.5)	$ (1.3)	$ (3.5)	$ (2.6)
	Net losses/average principal balance	(0.006)%	(0.032)%	(0.004)%	(0.008)%	(0.008)%	(0.025)%	(0.021)%
	Liquidations [3]	$ 28,451	$ 24,226	$ 108,187	$ 97,427	$ 95,429	$ 82,418	$ 76,266
	Net losses (recoveries)/liquidations	(0.001)%	(0.006)%	(0.001)%	(0.002)%	(0.001)%	(0.004)%	(0.003)%
Trust	Net losses/average principal balance [4] [5] [6]	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%

(1) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated
(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for that period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in those assets, the net losses experienced by the trust may be higher.
(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.
(4) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.
(5) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.
(6) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

FA-1

FLOORPLAN APPENDIX FLOORPLAN FEATURES  New (untitled) vehicles – 100% of invoice amount, including taxes, destination charges, and dealer holdback  Auction vehicles – auction price plus auction fee, transportation, and taxes  Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Advance Rates  Principal due generally upon sale of related vehicle  Interest and other administrative charges are billed and payable monthly in arrears Payment Terms  Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle  The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles  Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Curtailment Terms  Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing  Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies Insurance FF-A4-62

FLOORPLAN APPENDIX FLOORPLAN FEATURES (CONTINUED) Floorplan Interest Rate  Prime rate plus generally 1.50% for both new and used vehicles  Floorplan rates are not risk based In-transit Vehicle Adjustment Fee*  Prime rate plus 0.30%  Based on a 60-day vehicle supply  Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns  Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels New Vehicle Lines**  Based on a 30-to 45-day vehicle supply depending on dealer risk rating  Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval Used Vehicle Lines * In-transit floorplan receivable is created at gate release ** New floorplan receivable is created on the date the vehicle is delivered to the dealer FF-A4-73

FLOORPLAN APPENDIX U.S. FLOORPLAN TRUST LEGAL STRUCTURE Ford Motor Company Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Credit Floorplan LLC (Depositor) Ford Credit Floorplan Corp. (Depositor) Ford Credit Floorplan Master Owner Trust A (Issuer) ed Income vices LLC esentations wer) ** US Bank Trust, N.A. Mellon (Owner Outstanding Series * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-from Standard & Poor's and "Baa3" from Moody's ** Applicable for Regulation AB II series transactions FF-A4-84 The Bank of New York Trustee)(Indenture Trustee) Clayton Fix Wells FargoSer Bank, N.A.(Asset Repr (Back-up Servicer)*Revie

TOTAL COMPANY 2016 COMPANY GUIDANCE* 2015 FY Results 2016 FY Guidance Automotive Revenue $140.6B > 2015 Automotive Operating Margin** 6.8% > 2015 Automotive Operating-Related Cash Flow** $7.3B Strong, but < 2015 Total Company Pre-Tax Profits** $10.8B > 2015 Operating Effective Tax Rate** (Pct) 28.6% Low 30s Operating EPS** * As of April 28, 2016 ** Excluding special items; see Appendix for detail, reconciliation to GAAP, and definitions $1.93 > 2015 FF-A4-95 Continue to Expect 2016 To Be An Outstanding Year; On Track To Deliver 2016 Financial Guidance

INDUSTRY AND GDP PLANNING ASSUMPTIONS* Industry (Mils) GDP Growth (Pct) Global industry to grow modestly in 2016 Outlook for major market industry volumes unchanged from prior guidance Outlook for GDP unchanged from prior guidance except Brazil, where prolonged recession expected 2015 2016 2015 2016 Global 88.2 88.0 – 92.0 3.2%** 3.1 – 3.5%** U.S. 17.8 17.5 – 18.5 2.4% 2.1 – 2.6% Brazil 2.6 2.0 – 2.5 (3.8)% (3.0) – (4.0)% Europe 19.2 19.0 – 20.0 1.0% 1.2 – 1.7% China 23.5 23.5 – 25.5 6.9% 6.5 – 7.0% * As of April 28, 2016 ** Global GDP growth now reflects updated weighting as calculated by the World Bank FF-A5-06

TOTAL COMPANY INCOME (Mils) Automotive North America South America Europe Middle East & Africa Asia Pacific Other Automotive FROM CONTINUING OPERATIONS 1Q 2015 2016 $1,569 (189) (42) 79 105 (212) $3,080 (256) 434 (14) 220 (126) Total Automotive (excl. special items) Special items --Automotive Total Automotive Financial Services $1,310 --$3,338 (186) $1,310 $3,152 Ford Credit Other Total Financial Services Company Pre-tax results (Provision for) / Benefit from income taxes Net income Less: Income / (Loss) attributable to non-controlling interests Net income / (loss) attributable to Ford Memo: Excluding special items Pre-tax results (Provision for) / Benefit from income taxes Less: Income / (Loss) attributable to non-controlling interests After-tax results $483 (14) $514 (15) $469 $499 $1,779 (625) $3,651 (1,196) $1,154 1 $2,455 3 $1,153 $2,452 $1,779 (625) 1 $3,837 (1,130) 3 $1,153 $2,704 FF-A5-17

TOTAL COMPANY SPECIAL ITEMS 1Q (Mils) Pre-tax Special Items Separation-related actions Japan / Indonesia Market Closure Total Pre-tax Special Items 2015 2016 $ ---- $(174) (12) $ --$(186) Tax-related Special Items* $ --$(66) Memo: Special Items impact on earnings per share* $ --$(0.07) F-A5-28 * Includes related tax effect on special items and tax special items

AUTOMOTIVE SECTOR OPERATING-RELATED GAAP (Bils) CASH FLOWS RECONCILIATION TO Memo: FY 2015 1Q 2015 1Q 2016 Net cash provided by / (used in) operating activities (GAAP) $1.0 $3.6 $12.3 Items included in operating-related cash flows Capital spending Proceeds from the exercise of stock options Net cash flows from non-designated derivatives (1.8) 0.1 0.1 (1.5) --0.1 (7.1) 0.2 (0.1) Items not included in operating-related cash flows Separation payments Funded pension contributions Tax refunds and tax payments from affiliates Other Operating-related cash flows 0.4 0.8 --(0.1) --0.4 --0.1 0.6 1.1 --0.3 $0.5 $2.7 $7.3 F-A5-39

FORD CREDIT

MANAGED RECEIVABLES RECONCILIATION TO GAAP

(Bils)	Mar. 31, 2015	Dec. 31, 2015	Mar. 31, 2016
Net Receivables*			
Finance receivables – North America Segment			
Consumer retail financing	$43.7	$49.2	$49.4
Non-consumer: Dealer financing**	22.5	25.5	27.1
Non-consumer: Other	0.9	0.9	0.9
Total finance receivables – North America Segment	$67.1	$75.6	$77.4
Finance receivables – International Segment			
Consumer retail financing	$11.5	$12.9	$13.8
Non-consumer: Dealer financing**	9.5	10.5	11.4
Non-consumer: Other	0.4	0.3	0.3
Total finance receivables – International Segment	$21.4	$23.7	$25.5
Unearned interest supplements	(1.7)	(2.1)	(2.2)
Allowance for credit losses	(0.3)	(0.4)	(0.4)
Finance receivables, net	$86.5	$96.8	$100.3
Net investment in operating leases	22.0	25.1	25.9
Total net receivables	$108.5	$121.9	$126.2
Managed Receivables			
Total net receivables	$108.5	$121.9	$126.2
Unearned interest supplements and residual support	3.8	4.5	4.6
Allowance for credit losses	0.4	0.4	0.5
Other, primarily accumulated supplemental depreciation	0.2	0.4	0.5
Total managed receivables	$112.9	$127.2	$131.8

* Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit's balance sheet and are available only for payment of the debt issued by, and other obligations of the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors

** Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory

FA-10

FORD CREDIT MANAGED LEVERAGE (Bils) Leverage Calculation RECONCILIATION TO GAAP Mar. 31, 2015 Dec. 31, 2015 Mar. 31, 2016 Total debt* Adjustments for cash** Adjustments for derivative accounting*** Total adjusted debt Equity**** Adjustments for derivative accounting*** Total adjusted equity Financial statement leverage (to 1) Managed leverage (to 1) $109.1 (13.0) (0.7) $119.6 (11.2) (0.5) $127.4 (14.9) (1.0) $95.4 $107.9 $111.5 $11.2 (0.4) $11.7 (0.3) $12.2 (0.3) $10.8 $11.4 $11.9 9.8 8.8 10.2 9.5 10.4 9.4 * Includes debt issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities tha t are parties to those securitization transactions ** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities) *** Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt a re related to designated fair value hedges and adjustments to equity are related to retained earnings **** Shareholder’s interest reported on Ford Credit’s balance sheet FFA-5-151